Exhibit 21.1

SUBSIDIARIES OF W&T OFFSHORE, INC.

The subsidiaries of W&T Offshore, Inc. are listed below.

Name	State of Organization	Percent Owned

Gulf of Mexico Oil and Gas Properties LLC	Delaware	100.0%

N.O. Properties LLC	Delaware	100.0%

Offshore Energy I LLC	Delaware	100.0%

Offshore Energy II LLC	Delaware	100.0%

Offshore Energy III LLC	Delaware	100.0%

Offshore Shelf LLC	Delaware	100.0%

W&T Energy VI, LLC	Delaware	100.0%

W&T Energy VII, LLC	Delaware	100.0%

White Shoal Pipeline Corporation	Delaware	64.5%